CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [***], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.12

LICENSE AGREEMENT

BETWEEN

ZELLERX CORPORATION AND FOX CHASE CANCER CENTER

This License Agreement (“Agreement”), dated as of July 10, 2004, between Fox Chase Cancer Center, a not for profit institution (“Fox Chase”), and ZelleRx Corporation, an Illinois corporation (“ZelleRx”).

Purpose and Intent

WHEREAS, Fox Chase has the right to license the Licensed Patents and ZelleRx desires exclusive license rights to the Licensed Patents for commercialization in all fields and Fox Chase is willing to grant such exclusive license in accordance with the terms and conditions hereinafter set forth;

Therefore, in consideration of the foregoing and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Agreement

1.	Definitions. The following capitalized terms used in this Agreement shall mean:

A. “Affiliate” means, as to any person or entity, any other person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity. “Control” (and with correlative meanings, the terms “controlled by” and “under common control with”) shall mean beneficial ownership of fifty one percent (51%) or more of the outstanding securities or the ability to otherwise elect a majority of the board of directors or other managing authority.

B. “Effective Date” means the date set forth on page 1, line 1, of this Agreement.

C. “Field” means all fields of use.

D. “Inventor(s)” means the inventor(s) named in the Licensed Patents.

E. “Licensed Patents” means the patent applications listed on Schedule A attached hereto, and all patents applications claiming priority therefrom, and including all divisions, continuations, continuations in part, foreign counterparts, and any valid patents which may issue therefrom and any reissues, renewals, substitutions, or extensions of or to any such patents or patent applications, provided that Licensed Patents shall not include any patent applications and any patents issuing from patent applications filed in countries (i) that ZelleRx elects not to file in pursuant to Paragraph 4. A. and (ii) where ZelleRx’s rights are terminated under Paragraph 4. C.

F. “Licensed Product” means any product covered by the scope of any Valid Claim contained in any Licensed Patent or a product made by a process, method or technique covered by the scope of any Valid Claim in any Licensed Patent or methods of using any product covered by the scope of any Valid Claim contained in any Licensed Patent.

G. “Improvement” means any modification of a Licensed Product provided practicing such modification, if unlicensed, would infringe one or more Valid Claims of the Licensed Patents. “Improvement” does not mean or include developments in respect to components, materials, or processes that are useful in practicing the inventions of the Licensed Patents, but that do not themselves infringe at least one of the licensed Valid Claims of the Licensed Patents.

H. “Royalties” means all amounts payable under Paragraph 3 of this Agreement.

I. “Net Sales” means the aggregate amount invoiced for Sales of Licensed Products hereunder, less the following deductions:

(1) Discounts (including price adjustments related to commercial programs), returns, allowances, and wholesaler charge-backs allowed and taken, but in any case only in amounts consistent with reasonable and customary industry standards;

(2) Commissions to persons other than Affiliates;

(3) Import, export, excise, sales or use taxes, value added taxes, and other taxes, tariffs or duties, but not state, federal or foreign income taxes;

(4) Freight, handling, transportation and insurance prepaid or allowed; and

(5) Amounts allowed or credited on retroactive price reductions or rebates.

Any refund of any of the foregoing amounts (including any reversal of a bad debt allowances, whether arising from amounts received in settlement of bad debts or otherwise) previously deducted from Net Sales shall be appropriately credit upon receipt thereof.

Licensee may, at its option, allocate the above deductions from Sales of Licensed Products based upon accruals estimated reasonably and consistent with Licensee’s standard business practices. If Licensee elects to utilize such accruals, actual deductions will be calculated and, if applicable, adjustments will be made on an annual basis.

If a Licensed Product is sold in combination with another product or products, Net Sales under such circumstances shall be calculated by multiplying Net Sales of the combination by the fraction A/(A+B), in which A is the invoice price of the Licensed Product when sold separately, and B is the total invoice price of any other product or products in combination when sold separately.

If, on a country-by-country basis, the other product or products in the combination are not sold separately, Net Sales, for purposes of determining royalties on the combination Licensed Product shall be calculated by multiplying actual Net Sales of such combination Licensed Product by the fraction A/C where A is the invoice price for the Licensed Product if sold separately and C is the invoice price of the combination Licensed Product.

If on a country-by-country basis, neither the Licensed Product nor the other product or products is sold separately in said country, Net Sales, for the purpose of determining royalties on the combination Licensed Products shall be calculated as above except that A shall be the total cost of manufacture of the Licensed Produce and C shall be the total cost of manufacture of the combination Licensed Product, as determined in accordance with a Party’s customary accounting practices, consistently applied.

J. “Sublicensee” means any person, company or other entity granted a sublicense by ZelleRx under Paragraph 2. D. below, including Affiliates of the Sublicensee.

K. “Sublicense” means any agreement entered into by ZelleRx with any third party which grants such third party license rights to the Licensed Patents and/or Licensed Products.

L. “Technical Information” means Fox Chase’s rights in all data, trial results, drawings, cell lines, biological materials, designs, operating techniques, trade secrets, know-how, show-how, documents, models, inventions and equipment, or other information in any form (including oral disclosures) that have not become the subject of a Licensed Patent, in Fox Chase’s possession relating to Licensed Patents.

M. “Territory” shall mean worldwide.

N. “Valid Claim” means an issued claim of any unexpired patent or a claim of any pending patent application which has not been held unenforceable, unpatentable or invalid by a decision of a court of governmental body of competent jurisdiction, in a ruling that is unappealable or unappealed within the time allowed for appeal; which has not been rendered unenforceable through disclaimer or otherwise; and which has not been lost through an interference proceeding.

2.	Grant of License and Reservation of Research Rights.

A. Grant. Fox Chase hereby grants to ZelleRx and its Affiliates an exclusive license to make, have made, use, import, export, offer to sell, and sell Licensed Products within the Field and within the Territory provided that Fox Chase retains the right to make and use the Licensed Product for non-commercial research purposes only.

B. Grant. Fox Chase hereby grants to ZelleRx and its Affiliates an exclusive (except as otherwise specified in 2.E.) license to use the Technical Information within the Field and within the Territory, provided that Fox Chase retains the right to make and use the Technical Information for non-commercial research purposes only.

C. Grant. Fox Chase further grants to ZelleRx and its Affiliates licenses of the scope specified in 2.A. of this Agreement in respect to patent applications and patents on any Improvements that are first conceived and actually or constructively reduced to practice prior to the expiration of this Agreement, and as to which Fox Chase has or shall have the right to grant such licenses (i) without payment or other obligation to a third party or (ii) if the third party agrees that ZelleRx may assume any such payment or other obligation to a third party and ZelleRx does so assume such obligation.

D. U.S. Government Rights. ZelleRx or its Affiliates acknowledge that pursuant to Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. Pursuant to these laws, the government may impose certain requirements regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States. The License is expressly subject to all applicable United States government rights as provided in the above-mentioned laws and any regulations issued under those laws, as those laws or regulations may be amended from time to time.

E. Sublicense. ZelleRx shall have the exclusive right to grant to third parties sublicenses to the rights granted ZelleRx under Paragraph 2.A., 2.B., and 2.C., on terms consistent with terms of this Agreement. All Sublicenses shall provide that the Sublicensee may not grant further Sublicenses to third parties, except for Affiliates of a Sublicensee or except for the purpose of having Licensed Products made for the Sublicensee. ZelleRx shall provide Fox Chase with a copy of each executed Sublicense within thirty (30) days of the execution thereof.

ZelleRx shall be responsible for the payment to Fox Chase of all royalties payable pursuant to the provisions of Section 3 hereof by Affiliates and Sublicensees under all third party sublicenses granted by ZelleRx.

Each Sublicense shall state that if this Agreement terminates for any reason, except expiration pursuant to Paragraph 9. A., the Sublicense shall automatically terminate effective ninety (90) days following the termination of this Agreement without the necessity of any notice from Fox Chase to the Sublicensee. In each case, Fox Chase agrees to negotiate in good faith for a period of ninety (90) days following the termination of this Agreement with each Sublicensee for a license directly from Fox Chase granting the Sublicensee substantially the same rights under substantially the same terms as those contained in the Sublicense with ZelleRx. If no agreement is reached within the ninety (90) days, Fox Chase shall have no further obligation to the Sublicensee.

F. Warranties. Fox Chase warrants that it has the power and authority to enter into this Agreement and to make the grants of licenses set forth in Section 2 herein. Fox Chase also warrants that the inventions claimed in the Licensed Patents were not developed with the use of United States government or other funds that limit, in any manner, any right granted in this Agreement, with respect to such inventions. Fox Chase also warrants that, except for owned or licensed patents, it is unaware of any third party patent or patents which would be infringed by the use of the Licensed Product.

3.	Royalties and Other Payments.

A. 1. Royalties. As consideration for the license granted in Paragraph 2 of this Agreement, ZelleRx shall pay Fox Chase, or its designee, a Royalty of [***]% of Net Sales of Licensed Products for therapeutic use by ZelleRx and its Affiliates, and a Royalty of [***]% of Net Sales of Licensed Products for diagnostic or other uses by ZelleRx and its Affiliates. With respect to Sublicensees, ZelleRx shall pay Fox Chase [***]% of any royalties received by ZelleRx or its Affiliates from Sublicensees for Net Sales of Licensed Products by said Sublicensees.

2. Milestone Payment. As further consideration of the investment by Fox Chase in the licensed technology, ZelleRx agrees to pay Fox Chase $[***] upon a successful “A” Round of funding.

3. Royalties on Sales to the U.S. Government. No royalties shall be owing on any Licensed Products produced for or under any Federal government agency contract pursuant to the reservation of rights referenced in Section 2.D of this Agreement, but only to the extent that ZelleRx can show that the Federal government received a discount on Licensed Product sales, which discount is equivalent to or greater than the amount of any such royalty that would otherwise be due. Any sales for Federal government purposes shall be reported under Section 3.D of this Agreement by providing (i) a Federal government contract number; (ii) identification of the Federal government agency; and (iii) a description as to how the benefit of the royalty-free sale was passed on to the Federal government.

B. Calculation of Royalties. Royalties shall be payable to Fox Chase by check and in U.S. currency within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the first sale of Licensed Products is made by ZelleRx, its Affiliates, or its Sublicensees. Each payment shall be accompanied by a statement showing the calculation of the Royalties due. There shall be deducted from all such payments taxes required to be withheld by any governmental authority and ZelleRx shall provide copies of receipts for such taxes to Fox Chase along with each Royalty payment. Any necessary conversion of currency into United States dollars shall be at the applicable rate of exchange of Citibank, N.A., in New York, New York, (or any other objective source of exchange rate information as may be mutually agreed upon by Fox Chase and ZelleRx) on the last day of the calendar quarter in which such transaction occurred.

C. Reduction of Royalties. (1) If ZelleRx, its Affiliate or Sublicensee, in exercising its rights under this Agreement is sued for infringement of a patent by a third party for an act which, but for the practice or use of the Licensed Products, would not infringe the rights of the third party, ZelleRx may credit its expenses in defense or settlement of such infringement against [***] of royalties accruing under this Agreement. (2) If additional technology is necessary to commercialize the Licensed Products, then ZelleRx may credit any royalty paid a third party on sales of Licensed Products against royalties accruing under this Agreement in an amount not to exceed [***], such credits being limited to royalties accruing upon the affected Licensed Products. (3) In the event that, with respect to Net Sales of all Licensed Products, ZelleRx is paying royalties to unaffiliated third parties and the total royalties, including those payable to Fox Chase hereunder, exceed [***] of Net Sales, the amount due and payable to Fox Chase and the unaffiliated third parties hereunder may be reduced proportionally such that total royalties equal [***] of Net Sales, but in no event shall the royalty payable to Fox Chase with respect to such Licensed Products be less than [***] of Net Sales of therapeutics and [***] for all other uses.

D. Taxes. Fox Chase shall pay any and all taxes levied on account of royalties or other payments receives, directly or indirectly under this Agreement. If applicable laws require that taxes be withheld, ZelleRx shall (a) deduct these taxes from the remittal amount, (b) pay the taxes to the proper taxing authority, and (c) send proof of payment to Fox Chase within forty-five (45) days following that payment.

E. Blocked Currency/Royalty Rates. If by reason of any restrictive exchange laws or regulations, ZelleRx or its Affiliates or Sublicensees shall be unable to convert to U.S. dollars amounts equivalent to the royalties payable hereunder in respect of Licensed Products sold for funds other than U.S. dollars, such royalty payments shall be deferred until such restrictive practices are lifted so as to permit such conversion, or until Fox Chase, at his option, designates a bank of Fox Chase’s choice in the country in question, where such royalties may be legally remitted in trust for Fox Chase, in local currency.

If in any country where Licensed Products are manufactured or sold, rates of royalties provided for herein are prohibited by law or regulation, ZelleRx shall pay such royalties at the highest rate permitted in that country for licenses of the type herein granted, and shall be deemed in compliance with its royalty payment obligations hereunder in so doing.

F. Records. ZelleRx shall, and shall require its Sublicensees and Affiliates of either, to keep full and accurate books and records in sufficient detail so that sums due Fox Chase hereunder can be properly calculated. Such books and records shall be maintained for at least five (5) years after the Royalty reporting period(s) to which they relate. During the term hereof and for three (3) calendar years thereafter, ZelleRx shall permit, and shall require its Sublicensees and Affiliates of either to permit, accountants designated by Fox Chase, to whom ZelleRx has no reasonable objection, to examine its books and records at a time convenient for Fox Chase and ZelleRx for the purpose of verifying the accuracy of the written statements submitted by ZelleRx and sums paid or payable. Fox Chase may conduct such examination no more than once in any calendar year. After completion of any such examination, Fox Chase shall promptly notify ZelleRx in writing of any proposed modification to ZelleRx’s statement of sums due and payable. If ZelleRx accepts such modification, or if the parties agree on other modifications, one party shall promptly pay or credit the other in accordance with such resolution. Such examination shall be made at the expense of Fox Chase, except that if such examination discloses a discrepancy of ten percent (10%) or more in the amount of Royalties and other payments due Fox Chase, then ZelleRx shall reimburse Fox Chase for the cost of such examination.

G. Overdue Payments. Payments due to Fox Chase under this Agreement shall, if not paid when due under the terms of this Agreement, bear simple interest at the lower of the prime rate of interest (as published by Citibank, N.A. on the date such payment is due) plus five percent (5%) or the highest rate permitted by law, calculated on the basis of a 360-day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Interest accruing under this Paragraph shall be due Fox Chase on demand or upon payment of past due amounts, whichever is sooner. The accrual or receipt by Fox Chase of interest under this Paragraph shall not constitute a waiver by Fox Chase of any right it may otherwise have to declare a default under this Agreement or to terminate this Agreement.

4.	Prosecution and Maintenance of Patents; Patent Costs.

A. Prosecution and Maintenance. On and after the Effective Dave, ZelleRx shall be solely responsible for the preparation, filing, prosecution and maintenance of the Licensed Patents and Improvements. ZelleRx shall cause its patent counsel to provide Fox Chase with a list of the countries in which it has filed and/or intends to file applications. Such list shall be provided to Fox Chase at least sixty (60) days prior to the expiration of the corresponding Paris Convention priority date to allow Fox Chase to suggest that additional countries be added to the list or that one or more countries be deleted from the list. ZelleRx agrees to file applications in the additional countries requested by Fox Chase unless it otherwise notifies Fox Chase under Paragraph 4.B. Fox Chase agrees to cooperate, and agrees to use his best efforts to require his Affiliates to cooperate, with ZelleRx in the preparation, filing, prosecution and maintenance of the Licensed Patents by disclosing such information as may be necessary for the same and by promptly executing such documents as ZelleRx may reasonably request in connection therewith. Fox Chase and its Sublicensees and Affiliates of either shall bear their own costs in connection with their cooperation with ZelleRx under this Paragraph. ZelleRx will provide Fox Chase drafts of all documents received or prepared by ZelleRx, and with copies of all documents received by ZelleRx, in the prosecution and maintenance of the Licensed Patents. ZelleRx shall provide drafts and copies in a timely manner to allow Fox Chase an opportunity to comment and request changes in ZelleRx’s documents. ZelleRx agrees to consider including all reasonable comments of Fox Chase.

B. Fox Chase’s Rights to Prosecute and Maintain Patents. ZelleRx shall notify Fox Chase in writing of any country(ies) where it either previously declared its intention to file under Paragraph 4.A. and subsequently decided not to file in such country (ies) or previously filed and decided to abandon the patent application or issued patent. Such notice shall be given so as to allow Fox Chase a reasonable time within which to file, or continue prosecution, or maintenance of the application or patent, whichever is relevant. In all cases where Fox Chase elects to file, or continue prosecution, or otherwise avoid abandonment in countries where ZelleRx either does not now intend to file or is not going to continue the prosecution or otherwise avoid abandonment, Fox Chase shall file, prosecute and maintain the applications and patents in Fox Chase’s name and at Fox Chase’s expense. Such patents shall not be included in the definition of Licensed Patents for all purposes of this Agreement.

Upon written request of either party, ZelleRx and its patent counsel shall meet with Fox Chase regarding any material issues related to prosecution and maintenance of Licensed Patents, provided that neither party shall have any obligation to have more than one such meeting in any 30 day period. Such meeting shall be held at any time and place as shall be reasonably agreed by parties, as promptly as practicable after receipt of such notice.

5.	Due Diligence.

A. Upon written request of Fox Chase, ZelleRx shall meet with Fox Chase regarding any material issues related to progress in the commercialization of Licensed Products, provided that ZelleRx shall not have any obligation to have more than one such meeting in any 180 day period. Such meeting shall be held at any time and place as shall be reasonably agreed by parties, as promptly as practicable after receipt of such notice.

B. ZelleRx shall use its best efforts to develop for commercial use and to market Licensed Products as soon as practical, consistent with the Development Plan, which Development Plan will be delivered to Fox Chase within 12 months after the date of this Agreement.

C. ZelleRx shall provide to Fox Chase, on the Effective Date and on each anniversary thereafter, written progress reports, setting forth in such detail as Fox Chase may reasonably request: (a) the progress of the development, evaluation, testing and commercialization of each Licensed Product; and (b) the Licensee’s strategic alliances with industry counterparts that, in the best judgment of ZelleRx, represent effective and beneficial business relationships for a Licensed Product, it being understood however, that to the extent any such information shall be covered by a confidentiality agreement between ZelleRx and an industry counterpart, Fox Cahse shall be deemed to have acknowledge that information covered by the terms of such confidentiality agreement need not be disclosed. ZelleRx shall also notify Fox Chase in writing within thirty (30) days after the first commercial sale of each Licensed Product.

D. ZelleRx shall provide to Fox Chase (1) a current Business Plan concurrently with delivery of this Agreement; (2) copies of all quarterly and annual financial statements concurrently with distribution of the Board of Directors of ZelleRx and (2) at least semi-annually, an update with respect to the Licensed Products and Licensed Patents.

6.	Disclaimer of Warranties; Indemnification, Insurance.

A. Disclaimer of Warranties. Except with respect to a material misrepresentation or fraud by Fox Chase in this agreement, and except for Fox Chase’s specific representations in Paragraph 2.E, Fox Chase makes no representations or warranties of any kind, express or implied, with respect to the invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves, including but not limited to, any representations or warranties about (i) the validity, scope or enforceability of any of the Licensed Patents; (ii) the accuracy, safety or usefulness for any purpose of any information provided by Fox Chase to ZelleRx, its Sublicensees or Affiliates of either, with respect to the invention(s) claimed in the Licensed Patents or with respect to the Licensed Patents themselves and any products developed from or covered by them; (iii) whether the practice of any claim contained in any of the Licensed Patents will or might infringe a patent or other intellectual property right owned or licensed by a third party; (iv) the patentability of any invention claimed in the Licensed Patents; or (v) the accuracy, safety, or usefulness for any purpose of any product or process made or carried out in accordance with or through the use of the Licensed Patents.

B. Indemnification. ZelleRx agrees, and agrees to require its Sublicensees and Affiliates of either, to indemnify, defend and hold harmless Fox Chase from and against any and all claims, demands, loss, damage, penalty, cost or expense (including attorneys’ and witnesses’ fees and costs) of any kind or nature, arising from the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith by ZelleRx, its Sublicensees or Affiliates of either, or any use, by one or more of them, of information provided by Fox Chase to ZelleRx, its Sublicensees or Affiliates of either. ZelleRx agrees and agrees to require each of its Sublicensees and Affiliates of either to agree not to sue Fox Chase in connection with the development, production, use, sale or other disposition of Licensed Products and all activities associated therewith, by one or more of them. Fox Chase shall be entitled to participate at his option and expense through counsel of his own selection, and may join in any legal actions related to any such claims, demands, losses, damages, costs, expenses and penalties. ZelleRx shall not, and shall require in any sublicense that its Sublicensees and Affiliates of sublicensees shall not enter into any settlement affecting any rights or obligations of Fox Chase or which includes an express or implied admission of liability, negligence or wrongdoing by Fox Chase, without the prior written consent of Fox Chase.

C. Assumption of Risk. The entire risk as to the performance, safety and efficacy of any invention claimed in the Licensed Patents or of any Licensed Products is assumed by ZelleRx, its Sublicensees and Affiliates of either, provided that such assumption of the risk shall not apply to the intentional misconduct or gross negligence by Fox Chase. Fox Chase shall not, except for his intentional misconduct or gross negligence or use other than as permitted by the grants in Sections 2.A and 2.B hereof, be responsible or liable for any injury, loss, or damage of any kind, including but not limited to direct, indirect, special, incidental or consequential damages or lost profits to ZelleRx, any Sublicensee, Affiliates of either or customers or any of the foregoing, or for any such injury, loss or damage to any other individual or entity, regardless of legal theory based on the development, manufacture, use, sale or other disposition of Licensed Products and all activities associated therewith. The above limitations on liability apply even though Fox Chase may have been advised of the possibility of such injury, loss or damage. ZelleRx shall not, and shall require in its sublicenses that all Sublicensees and Affiliates of either not make any agreements, statements, representations or warranties or accept any liabilities or responsibilities whatsoever with regard to any person or entity which are inconsistent with this Paragraph.

7.	Confidentiality.

A. Confidentiality, Publications and Data Access. All information submitted by one party to the other concerning the invention(s) claimed in the Licensed Patents and Licensed Products and Improvements shall be considered as confidential (“Confidential Information”) and shall be utilized only pursuant to the licenses granted hereunder. During the term of this Agreement and for a period of five (5) years thereafter, neither party shall disclose to any third party any Confidential Information received from the other party without the specific written consent of such party. However, ZelleRx may disclose Confidential Information belonging to Fox Chase to potential Sublicensees and for the purpose of evaluating their interest in entering into a Sublicense but only after entering into a confidentiality and non-use agreement on the same terms as those contained in this Paragraph. The foregoing shall not apply where such Confidential Information a) was or becomes public through no fault of the receiving party, b) was, at the time of receipt, already in the possession of the receiving party as evidenced by its written records, c) was obtained from a third party legally entitled to use and disclose the same, d) is on advice of counsel, required by law to be disclosed to a governmental agency, or e) the disclosure of such information that is reasonably considered necessary for the commercial exploitation of the license granted herein. Notwithstanding the forgoing, ZelleRx may disclose Confidential Information to its Affiliates and Sublicensees, provided such Affiliates and Sublicensees agree to be bound by the same confidentiality provisions as set forth herein.

B. Publications. Fox Chase shall provide to ZelleRx copies of any proposed written publication by Fox Chase containing any Confidential Information of ZelleRx and, to the extent Fox Chase is aware of them, proposed publications containing any Confidential Information of ZelleRx by persons working with or for Fox Chase. ZelleRx agrees to provide copies of any proposed written publication of ZelleRx, its Sublicensees and Affiliates of either of them, containing any Confidential Information of Fox Chase, to Fox Chase. The parties shall provide copies of such proposed written publications at least ninety (90) days in advance of publication. The receiving party may within thirty (30) days of receipt of such proposed publication object to such proposed publication or disclosure on the grounds that (i) it contains patentable subject matter that needs patent protection or (ii) that the publication contains Confidential Information of the objecting party. At the request of the objecting party, Confidential Information of such party shall be deleted from the publication or the proposed publications shall be delayed for a period of up to thirty (30) days to permit the preparation and filing of appropriate patent applications.

8.	Infringement. In the event of an infringement of a Licensed Patent or an action filed by a third party asserting infringement by a Licensed Product the following shall apply;

A. Notice. Each party shall give the other written notice if one of them becomes aware of any infringement by a third party of any Licensed Patent or the filing of an action by a third party asserting infringement by a Licensed Product. Upon notice of any such infringement or the filing of such action by a third party, the parties shall promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

B. ZelleRx’s Right to Bring Infringement Action.

(1) If a third party infringes any patent included in the Licensed Patents within the Field, ZelleRx shall have the right to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. ZelleRx agrees to notify Fox Chase of its intention to bring an action or proceeding prior to filing the same and in sufficient time to allow Fox Chase the opportunity to discuss with ZelleRx the choice of counsel for such matter. ZelleRx agrees to hire counsel reasonably acceptable to Fox Chase. ZelleRx shall keep Fox Chase timely informed of material developments in the prosecution or settlement of such action or proceeding. ZelleRx shall be responsible for all costs and expenses of any action or proceeding against infringes which ZelleRx initiates. Fox Chase shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as ZelleRx may reasonably request. ZelleRx agrees to promptly reimburse Fox Chase for his reasonable third party out-of-

pocket fees and expenses incurred in joining an action or proceeding or cooperating with ZelleRx. Fox Chase may be represented by counsel in any such legal proceedings, at Fox Chase’s own expense, subject to reimbursement under Paragraph 8. B. (2), acting in an advisory but not controlling capacity.

(2) The prosecution, settlement, or abandonment of any action or proceeding under Paragraph 8. B. (1) shall be at ZelleRx’s reasonable discretion provided that ZelleRx shall not have any right to surrender any of Fox Chase’s rights to the Licensed Patents or to grant any infringer any rights to the Licensed Patents without Fox Chase’s written consent.

(3) Except as provided herein, all amounts of every kind and nature recovered from an action or proceeding of infringement by ZelleRx shall belong to ZelleRx. If the amounts recovered by ZelleRx exceed ZelleRx’s reasonable third party out-of-pocket fees and expenses, ZelleRx shall reimburse Fox Chase for Fox Chase’s reasonable out-of-pocket fees and expenses incurred in hiring its own counsel. After deduction of the fees and expenses of both parties to this Agreement, any remaining amounts recovered shall be subject to Royalty payments in accordance with Paragraph 3.

C. Fox Chase’s Right to Bring Infringement Action.

(1) If a third party infringes any patent included in the Licensed Patents within the Field which Fox Chase wishes to prosecute, Fox Chase shall first notify ZelleRx in writing and request that ZelleRx bring an action or proceeding against the infringing third party. If ZelleRx declines or fails to bring such an action or proceeding within thirty (30) days of receipt of the notice, Fox Chase shall have the right, at its discretion, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. ZelleRx shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action and by executing and making available such documents as Fox Chase may reasonably request. If the amounts recovered by Fox Chase exceed his reasonable third party out-of-pocket fees and expenses, Fox Chase agrees to pay ZelleRx for its and its Sublicensees’ reasonable out-of-pocket third party expenses incurred by it in cooperating in the action or proceeding. Except as specifically provided in this Paragraph, Fox Chase shall share with ZelleRx [***]% of all amounts recovered of every kind and nature. Amounts recovered by Fox Chase shall not give rise to Royalty payments under Paragraph 3.

(2) Before abandonment with prejudice of any proceeding under Paragraph 8.C.(1), Fox Chase shall consult with ZelleRx and, at ZelleRx’s election and expense, shall allow ZelleRx to prosecute the action.

D. ZelleRx’s Obligation to Defend Against Third Party Infringement Action.

(1) If a third party brings an infringement action against Fox Chase or ZelleRx, individually or jointly, asserting that the Licensed Products infringe one or more of the third party’s patents, ZelleRx agrees to notify Fox Chase of its intention to defend against such action and in sufficient time to allow Fox Chase the opportunity to discuss with ZelleRx the choice of counsel for such matter. ZelleRx agrees to hire counsel reasonably acceptable to Fox Chase. ZelleRx shall keep Fox Chase timely informed of material developments in the prosecution or settlement of such action or proceeding. ZelleRx shall be responsible for all costs and expenses of any action or proceeding. Fox Chase shall cooperate fully by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as ZelleRx may reasonably request. ZelleRx agrees to promptly reimburse Fox Chase for its reasonable third party out-of-pocket fees and expenses incurred in joining an action or proceeding or cooperating with ZelleRx. Fox Chase may be represented by counsel in any such legal proceedings, at Fox Chase’s own expense, subject to reimbursement under Paragraph 8. B. (2), acting in an advisory but not controlling capacity.

(2) The defense or settlement of any action or proceeding under Paragraph 8. D. (1) shall be at ZelleRx’s reasonable discretion provided that ZelleRx shall not have any right to surrender any of Fox Chase’s rights to the Licensed Patents without Fox Chase’s written consent.

9.	Termination.

A. Term. Unless terminated earlier, this Agreement shall expire on the expiration date of the last to expire of the Licensed Patents unless the Licensed Patents have been assigned to ZelleRx in accordance with Section 10 hereof.

B. Fox Chase’s Right to Terminate. Unless the Licensed Patents have been assigned to ZelleRx in accordance with Section 10 hereof, Fox Chase shall have the right to terminate this Agreement as follows, in addition to all other available remedies:

(1) If ZelleRx fails to make any Royalty or other payment when due, this Agreement shall terminate effective sixty (60) days after Fox Chase’s written notice to ZelleRx to such effect, unless ZelleRx makes such payment within the sixty (60) days.

(2) If ZelleRx fails to observe any other material obligation of this Agreement, this Agreement shall terminate effective sixty (60) days after Fox Chase’s written notice to ZelleRx describing such failure, unless ZelleRx cures such failure within the sixty (60) days, or is diligently working to cure any such obligation that is not curable within sixty (60) days, as can be reasonably confirmed by an objective third party.

(3) If ZelleRx shall have filed by or against it a petition under any bankruptcy or insolvency law and such petition is not dismissed within sixty (60) days of its filing, or if ZelleRx makes an assignment of all or substantially all of its assets for the benefit of its creditors Fox Chase may terminate this Agreement by written notice effective as of the (i) date of filing by ZelleRx of any such petition, (ii) date of any such assignment to creditors, or (iii) end of the sixty (60) days if a petition is filed against it and not dismissed by such time, whichever is applicable.

(4) If ZelleRx shall be dissolved, liquidated or otherwise ceases to exist, other than for reasons specified in Paragraph 9. B. (3). above or upon completion of a merger or sale or transfer of assets or otherwise, with or to a successor, where the successor assumes the duties and obligations under this Agreement, this Agreement shall automatically terminate as of (i) the date articles of dissolution or a similar document is filed on behalf of ZelleRx with the appropriate government authority or (ii) the date of establishment of a liquidating trust or other arrangement for the winding up of the affairs of ZelleRx.

C. ZelleRx’s Right to Terminate. Unless the Licensed Patents have been assigned to ZelleRx in accordance with Section 10 hereof, ZelleRx may terminate this Agreement at any time by giving Fox Chase ninety (90) days prior written notice.

D. Survival. All causes of action accruing to either party under this Agreement shall survive termination for any reason, as well as ZelleRx’s obligation to pay Royalties and Patent Costs accrued prior to the date of termination and which were not paid or payable before termination, along with the record keeping required by Paragraphs 3. F. and J.

10.	Miscellaneous.

A. Marking. ZelleRx shall and agrees to require its Sublicensees and Affiliates of either, to place in a conspicuous location on Licensed Products (or its packaging where marking the Product is physically impossible) sold to third parties, a patent notice in accordance with the laws concerning the marking of patented articles in the country in which such articles are sold.

B. Export Regulations. To the extent that the United States Export Control Regulations are applicable, neither ZelleRx nor Fox Chase shall, without having first fully complied with such regulations, (i) knowingly transfer, directly or indirectly, any unpublished technical data obtained or to be obtained from the other party hereto to a destination outside the United States, or (ii) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination outside the United States.

C. Entire Agreement, Amendment, Waiver. This Agreement together with the Schedules attached hereto, and that certain Material Transfer Agreement dated             , constitute the entire agreement between the parties regarding the subject matter hereof, and supersede all prior written or oral agreements or understandings (express or implied) between them concerning the same subject matter. This Agreement may not be amended or modified except in a document signed by duly authorized representatives of each party. No waiver of any default hereunder by either party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. The above mentioned Material Transfer Agreement, as amended, is hereby incorporated by reference to the extent that, in the case of any discrepancies between specific terms, the term of the present Agreement will prevail.

D. Notice. Any notice required or otherwise made pursuant to this Agreement shall be in writing, sent by registered or certified mail properly addressed, or by facsimile with confirmed answer-back, to the other party at the address set forth below or at such other address as may be designated by written notice to the other party. Notice shall be deemed effective three (3) business days following the date of sending such notice if by mail, on the day following deposit with an overnight courier, if sent by overnight courier, or upon confirmed answer-back if by facsimile.

If to Fox Chase:	Fox Chase Cancer Center
Office of Business Development
333 Cottman Avenue
Philadelphia, PA 19111-2497

If to ZelleRx:	ZelleRx Corporation
600 S. Hoyne
Chicago, Illinois 60612
Attn: President

E. Assignment. This Agreement shall be binding on the parties hereto and upon their respective successors and assigns. Either party may at any time, upon written notice to the other party, assign or delegate to a successor to all or substantially all of its business any of its rights and obligations hereunder. Except as provided in the preceding sentence, and except for sublicensing permitted as to ZelleRx hereunder, neither Party may assign or delegate any right or obligation hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, and any attempted assignment or delegation in violation thereof shall be void. Subject to the agreement of ZelleRx to continue paying royalties to Fox Chase in accordance with the terms and conditions of this Agreement until the expiration date of the last to expire of the Licensed Patents, Fox Chase shall, upon commencement by ZelleRx of a Phase III trial of a Licensed Product in the United States, assign all of its right, title and interest in and to the Licensed Patents to ZelleRx and shall promptly execute and any and all applications, assignments, and other instruments that ZelleRx shall deem necessary to complete such assignment, provided that Fox Chase shall retain the right to make and use the Licensed Product and Technical Information for research purposes only.

F. Governing Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois applicable to contracts made and to be fully performed in that state.

G. Advertising. Each party agrees not to use the name of the other party in any commercial activity, marketing, advertising or sales brochures except with the prior written consent of the other party, which consent may be granted or withheld in such party’s sole discretion. ZelleRx agrees not to use, and shall prohibit its Sublicensees and the Affiliates of either from using the Fox Chase name in any commercial activity, marketing, advertising or sales brochures.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their respective duly authorized officers or representatives on the date first above written.

Fox Chase Cancer Center	ZelleRx Corporation

By: /s/ Patricia Harsche	By: /s/ Gary Keller
Its: Vice President Planning and	Its: President
Business Development

SCHEDULE A

First Amendment

to the License Agreement between

ZelleRx Corporation.

and

Fox Chase Cancer Center

This First Amendment (this “Amendment 1”) to the License Agreement between ZelleRx Corporation (“Company”) and Fox Chase Cancer Center (“FCCC”) is made effective by the parties on April 10, 2008 (the “Amendment 1 Effective Date”).

RECITALS

WHEREAS, FCCC and Company entered into a License Agreement effective July 10, 2004 (the “License”). Pursuant to the terms and conditions of the License, FCCC granted to Company an exclusive, worldwide right and license, with the right to grant sublicenses, to make, have made, use and sell Licenses Product(s). In consideration of this exclusive license granted, Company agreed to pay to FCCC royalties based on the Net Sales of Licensed Products and a Milestone Payment upon a successful “A” round of funding.

WHEREAS, Company and FCCC wish to amend the License to include additional consideration to FCCC.

NOW, THEREFORE, the parties agree as follows:

1. Unless otherwise defined in this Amendment 1, all capitalized terms shall have the same meaning as set forth in the License, as amended.

2. Paragraph 3.A.1 is hereby replaced in its entirety with the following:

3. A. 1. Royalties. As consideration for the license granted in Paragraph 2 of this Agreement, ZelleRx shall pay Fox Chase, or its designee, a Royalty of [***]% of Net Sales of Licensed Products for therapeutic use by ZelleRx and its Affiliates, and a Royalty of [***]% of Net Sales of Licensed Products for diagnostic or other uses by ZelleRx and its Affiliates. With respect to Sublicensees, ZelleRx shall pay Fox Chase [***]% of any royalties or other compensation received by ZelleRx or its Affiliates from Sublicensees for Net Sales of Licensed Products by said Sublicensees. ZelleRx shall also pay Fox Chase [***]% of any compensation received by ZelleRx or its Affiliates from Sublicensees or from other third parties for any other use of Licensed Patents as described in Appendix A, Licensed Products, Improvements, or Technical Information.

3. Paragraph 3.A.2 is hereby replaced in its entirety with the following:

3.A.2 Milestone Payments. As further consideration of the investment by Fox Chase in the licensed technology, ZelleRx agrees to pay Fox Chase $[***] upon successful closing of an aggregate cash amount of $1MM in its “B” round of financing.

4. Paragraph 10.D will be updated as to ZelleRx Corp’s address for notification as follows:

If to ZelleRx:	ZelleRx	Corporation
PO Box 3861
Rancho Santa Fe, CA 92067
Attn: President

5. Appendix A shall be updated as follows

[***]

6. Except as specifically modified by this Amendment 1, all of the provisions of the License remain in full force and effect. The License, as amended, and this Amendment 1 constitutes the entire agreement between FCCC and ZelleRx and supersedes all other agreements and understandings between the parties with respect to the subject matter of the License, as amended, and this Amendment 1. This Amendment 1 will be binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns. This Amendment 1 may be executed in one or more counterparts, all of which will be considered one and the same agreement. This Amendment 1 will be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of laws provisions.

4. IN WITNESS THEREOF, the parties have executed this Amendment 1 through their duly authorized representatives as set forth below, and this Amendment 1 shall be attached to, and shall become a part of, the License between the parties.

LICENSE AMENDMENT A

FCCC/ZelleRx Corp

18

Fox Chase Cancer Center	ZelleRx Corporation

By: /s/ Kurt A. Schwinghammer	By: /s/ Barry Simon
Kurt A. Schwinghammer, Ph.D.	Barry Simon, MD
Director of Business Development	President & CEO, ZelleRx Corp
Office of Business Development

Date: April 15, 2008	Date: 5/1/08

LICENSE AMENDMENT A

FCCC/ZelleRx Corp

19